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                                                                   EXHIBIT 3(ii)
                           CERTIFICATE OF CORRECTION

FIRST: Title of Document: Articles of Incorporation of Venture Lending & Leasing III, INC.

SECOND: Name of Party: Venture Lending & Leasing III, INC.

THIRD: Date Document Was Filed: February 1, 2000

FOURTH: Provisions In Document As Previously Filed:

     SIXTH: Shares of Stock:

     A. The total number of shares of all classes of capital stock which the Corporation has authority to issue is 200,000 shares of Common Stock, $.001 par value, having an aggregate par value of $200.

     G. The assets so distributed to the stockholders shall be distributed among such stockholders, in cash or in kind at the option of the directors, in proportion to the number of full and fractional shares of the class held by them and recorded on the books of the Corporation.

     SEVENTH: Board of Directors: The Corporation shall have at least three directors; provided that if there is no stock outstanding, the number of directors may be less than three but not less than one. The directors shall be:
Ronald W. Swenson, Salvador O. Gutierrez, and George W. Siguler.

     EIGHTH: Management of the Affairs of the Corporation.

     C. The Board of Directors shall have the power to determine whether and to what extent, and at what times and places, and under what conditions and regulations the accounts and books of the Corporation (other than the stock ledger) shall be open to inspection by stockholders. No stockholder shall have any right to inspect any account, book, or document of the Corporation except to the extent permitted by statute or the Bylaws.

     FOURTEENTH: Right of Amendment. Any provision of these Articles may be amended, altered, or repealed upon the affirmative vote of a two-thirds of all the votes entitled to be cast on the matter.


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Provisions In Document As Corrected:

     SIXTH: Shares of Stock:

     A. The total number of shares of all classes of capital stock which the Corporation has authority to issue is ten million (10,000,000) shares of Common Stock, $.001 par value, having an aggregate par value of $10,000.

     G. The assets so distributed to the stockholders shall be distributed among such stockholders, in cash or in kind at the option of the directors, in proportion to the number of full and fractional shares of Common Stock held by them and recorded on the books of the Corporation.

     SEVENTH: Board of Directors: The Corporation shall have at least three directors; provided that if there is no stock outstanding, the number of directors may be less than three but not less than one. Ronald W. Swenson and Salvador O. Gutierrez shall act as directors of the Corporation until their successors have been duly chosen and qualified.

     EIGHTH: Management of the Affairs of the Corporation.

     C. The Board of Directors shall have the power to determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger) shall be open to inspection by stockholders. No stockholder shall have any right to inspect any account, book, or document of the Corporation except to the extent permitted by statute or the Bylaws.

     FOURTEENTH: Right of Amendment. Any provision of these Articles may be amended, altered, or repealed upon the affirmative vote of a majority of all the votes entitled to be cast on the matter.

                                                       /s/ Ronald W. Swenson
                                                       -------------------------
                                                               Ronald W. Swenson


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